Exhibit 99.1

Investors: Ann Tanabe VP, Investor Relations and Corporate Communications Encysive Pharmaceuticals (713) 796-8822	Media: Dan Budwick BMC Communications (212) 477-9007 ext. 14

Marcy Strickler The Trout Group (646) 378-2927
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS REPORTS FOURTH QUARTER AND
YEAR END 2006 FINANCIAL RESULTS
Conference Call Scheduled for Today at 8:00 a.m. Eastern Time
HOUSTON — March 9, 2007 — Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the fourth quarter and year ended December 31, 2006, and also provided financial guidance related to 2007.
Fourth Quarter 2006 Financial Overview
•	For the fourth quarter of 2006, the Company reported a net loss of approximately $25.8 million, or $0.44 per basic and diluted share, compared to a net loss of approximately $19.4 million, or $0.33 per basic and diluted share, for the same period last year. The increased loss in the current quarter was primarily the result of the Company’s costs associated with building the commercial infrastructure necessary to launch Thelin® 1(sitaxentan sodium2) 100 mg tablets in Europe, maintaining its U.S. commercial infrastructure, and other selling, general and administrative costs.

•	Revenues in the fourth quarter of 2006 were approximately $5.4 million, as compared to $5.6 million for the fourth quarter of 2005. Argatroban royalties in the fourth quarter of 2006 were $4.8 million, based on the tiered royalty structure of our agreement with GlaxoSmithKline (GSK), where we achieved the highest level of Argatroban royalty payments in the third quarter this year, as compared to the fourth quarter last year. Late in the fourth quarter of 2006, the Company made Thelin® commercially available in the United Kingdom and in Germany, yielding net sales of approximately $0.3 million for the quarter and year.

•	Cash and cash equivalents at December 31, 2006 were $43.8 million, compared to $49.9 million at September 30, 2006 and $127.9 million at December 31, 2005. The 2006 year-end cash balance included gross proceeds of $18.0 million raised through the sale of the Company’s common stock, utilizing the Company’s equity line of financing with Azimuth Opportunity Ltd. (Azimuth).
Year 2006 Financial Highlights
•	Revenues in 2006 were approximately $19.0 million, compared to $14.0 million in 2005. The increase in 2006 revenue is primarily due to higher royalties earned on higher sales of Argatroban by GSK. Argatroban royalties were $17.4 million in 2006, compared to $12.9 million in 2005, an increase of 34.9%. As a result of the recent sale of the Argatroban Notes by our subsidiary as described below, future royalty revenues from sales of Argatroban will be used to pay interest and to repay the Argatroban Notes, and will not be available to fund our operations until the Argatroban Notes are paid in full.

•	Total research and development expenses of approximately $64.4 million in 2006 were flat as compared to research and development spending of $63.5 million in 2005. A significant portion of the spending in research and development during 2006 was related to ongoing long-term safety studies of Thelin™ (STRIDE-3), the initiation of a Phase II study evaluating Thelin™ in diastolic heart failure, and support of global Thelin™ regulatory submissions.

•	Total selling, general and administrative expenses increased to $63.7 million in 2006, up from $28.3 million in 2005, an increase of $35.4 million. This higher level of spending was driven by costs associated with building the Company’s commercial infrastructure to support the European launch of Thelin®, maintaining the U.S. commercial infrastructure, and other selling, general and administrative costs.

•	Net loss for the year ended December 31, 2006 was approximately $109.3 million, or $1.86 per basic and diluted share, compared to a net loss of $74.9 million, or $1.29 per basic and diluted share, for 2005. The $34.4 million increase in net loss for 2006 was primarily due to increased investment in commercialization-related expenditures associated with Thelin™ and other selling, general and administrative costs.

Recent and Q4 Company Highlights
•	In February 2007, Encysive’s newly formed wholly-owned subsidiary, Argatroban Royalty Sub LLC, placed $60.0 million in aggregate principal amount of non-convertible notes (Argatroban Notes) in a private placement to institutional investors. The Argatroban Notes are secured by royalties to be paid to Royalty Sub from sales of Argatroban by GSK and by a pledge by Encysive of the stock of Royalty Sub. Net proceeds from the financing were approximately $56.0 million, of which $10.0 million was withheld pending confirmation of treaty relief from U.K. tax withholding obligations. Encysive expects to use the net proceeds for general corporate purposes, including the development of pipeline products and to support sales and marketing of Thelin® in the European Union and maintaining commercial readiness in the United States.

•	In October 2006, Encysive entered into a common stock equity financing line with Azimuth pursuant to which Encysive may sell to Azimuth up to $75.0 million of common stock or 11,853,012 shares of common stock, whichever comes first. During the 18-month term of the equity line, Encysive may sell, at its sole discretion, registered shares of its common stock to Azimuth at a predetermined discount to the market price, subject to certain conditions. Encysive made two drawdowns, issuing an aggregate of 3,086,351 shares of common stock, for total gross proceeds of $18.0 million in 2006. Encysive intends to use the net proceeds of this equity line for general corporate purposes, including for developing and commercializing the Company’s products.

•	In December 2006, the U.S. Food and Drug Administration (FDA) accepted the Company’s complete response to the July 24, 2006 approvable letter for Thelin™. The FDA designated the submission as a Class 2 review and assigned a new Prescription Drug User Fee Act (PDUFA) target action date of June 15, 2007.

•	Late in the fourth quarter of 2006, the Company made Thelin® commercially available in the United Kingdom and Germany. The Company expects subsequent product launches in other E.U. member states as national governments approve pricing and reimbursement.

•	On March 7, 2007, Encysive announced that the Australian Therapeutic Goods Administration (TGA) had granted marketing approval for Thelin® (sitaxentan sodium) 100 mg tablets as a once daily oral treatment for patients with pulmonary arterial hypertension.

“Encysive was able to strengthen its balance sheet through the recently announced Argatroban royalty monetization financing, and we have the opportunity to raise additional funds through the sale of common stock utilizing our equity line of financing,” commented Gordon H. Busenbark, Chief Financial Officer of Encysive. “Coupled with strategic expense management, these financings will support the continued commercial launch of Thelin® in the European Union, while maintaining our commercial readiness in the United States, in preparation for the June 15 PDUFA date.”
2006 Company Highlights
•	In August 2006, the European Commission granted marketing authorization for Thelin® (sitaxentan sodium) 100 mg tablets. Thelin® is indicated for the treatment of patients with pulmonary arterial hypertension (PAH) classified as World Health Organization (WHO) functional class III, to improve exercise capacity. Efficacy has been shown in primary pulmonary hypertension and pulmonary hypertension associated with connective tissue disease. Thelin® is the first selective endothelin A receptor antagonist, and first once daily oral treatment available for patients with PAH. The European Commission’s centralized licensing procedure permits Encysive to market Thelin® in all 27 member states of the European Union.

•	Encysive established a European headquarters near London, England with regional sales offices in Germany, France and Italy.

•	On March 24, 2006, Encysive received an approvable letter from the FDA, identifying several concerns and observations that needed to be resolved before Thelin™ could be approved in the United States. The Company’s complete response to the March 2006 approvable letter was accepted by the FDA in May 2006 and designated as a Class 1 submission. Encysive received a second approvable letter on July 24, 2006, stating that one substantive item raised in the March approvable letter remained unresolved. In December 2006, the FDA accepted the Company’s complete response to the July 2006 approvable letter and designated it as a Class 2 submission, assigning a new PDUFA target action date of June 15, 2007.

•	In March 2006, Encysive initiated a Phase II clinical trial evaluating the potential of Thelin™ 100 mg as an oral treatment for diastolic heart failure. In November 2006, the Company presented data regarding an intravenous formulation of Thelin™ in patients undergoing coronary revascularization (CABG), suggesting a potential additional therapeutic target for selective endothelin A receptor therapy.

•	In December 2006, the FDA granted Encysive clearance to resume clinical testing with oral and intravenous formulations of TBC3711, the Company’s next-generation, highly selective endothelin receptor antagonist. A Phase II dose ranging study of oral TBC3711 in patients with resistant hypertension, and all clinical trials with the drug, had been placed on clinical hold by the FDA in March 2006. Clinical testing of TBC3711 is expected to resume in Q2 2007.

•	Thelin™ clinical data in PAH was presented at premier medical meetings in the United States and Europe, including the American College of Cardiology (ACC), American Thoracic Society International Conference (ATS), European League Against Rheumatology (EULAR) Annual European Congress, European Society of Cardiology (ESC) World Congress of Cardiology, European Respiratory Society (ERS) Annual Congress, and the American College of Chest Physicians (CHEST).
Outlook for 2007
As of March 1, 2007, after receipt of net proceeds from the sale by Royalty Sub of the Argatroban Notes, Encysive had cash and cash equivalents of approximately $71.9 million.
Although Encysive has recently received additional funds from its equity financing line with Azimuth and from the sale by Royalty Sub of the Argatroban Notes, the Company anticipates the need to raise additional funds, whether Thelin™ is approved by the FDA or not. Subject to certain conditions, Encysive may issue and sell additional shares of the Company’s common stock to Azimuth under the equity financing line and may receive $10.0 million upon the confirmation of treaty relief from U.K. withholding obligations pursuant to the terms of the Argatroban Notes. Encysive could also issue common stock, debt, or other securities for gross aggregate proceeds of up to $95.5 million pursuant to the Company’s effective shelf registration statement. Since the Company’s capital resources are currently insufficient to meet our 2007 cash requirements, our independent auditor’s report will contain a statement relating to their substantial doubt about our ability to continue as a going concern.
As the outcome of Encysive’s regulatory filings with the FDA and other regulatory authorities is uncertain, the Company is unable, at this time, to project revenues for Thelin™ in the United States and other countries. Encysive has just begun commercializing Thelin® in Europe, and as such, cannot make any projections or financial forecasts of sales or operating expenses.
If we receive approval by the FDA to market Thelin™ in the United States, and if we are successful in obtaining additional funding, we believe that our operating expenses will exceed those incurred in 2006. If we do not receive approval by the FDA, we expect to take actions to significantly reduce our operating expenses. In any event, we anticipate that we will continue to incur operating losses throughout 2007.

Upcoming Presentations and Events

• March 12-15	Cowen and Company 27th Annual Health Care Conference* Boston

• May 2-3	Deutsche Bank 32nd Annual Health Care Conference* Washington, D.C.

• May 14-15	Acumen BioFin/Rodman &Renshaw 4th Annual Global* Healthcare Conference Monte Carlo, Monaco

*	Meeting will be webcast at www.encysive.com
Conference Call Information
Encysive will host a conference call today, Friday, March 9 at 8:00 a.m. ET, to discuss fourth quarter and total 2006 financial results. You may access the call either through the call-in number below or through the audio webcast. The access number for the call is:
Number: (612) 332-0345
Passcode: Encysive Pharmaceuticals
This call is being webcast and can be accessed via Encysive’s web site at
www.encysive.com.
A replay of the webcast will be available on the Company’s web site through April 9, 2007. Additionally, a replay of the call will be available until Tuesday, March 13, 2007 at 11:59 p.m. ET. The call replay can be accessed by calling:
Number: (320) 365-3844
Access Code: 861503

About THELIN™ and PAH
Thelin® (sitaxentan sodium), an endothelin A receptor antagonist for the treatment of PAH, received marketing approval in the European Union in August 2006. Encysive’s New Drug Application (NDA) for Thelin™ (sitaxsentan sodium) is currently under review by the Cardio-Renal Division of the FDA. Thelin™ is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin™ is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.
Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 100,000 to 200,000 people worldwide, many of whom are children and young women.
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.
The Encysive Pharmaceuticals Inc. logo is available at
http://media.primezone.com/prs/single/?pkgid=843
1 Thelin® is an E.U. registered trademark of Encysive Pharmaceuticals Inc.
2 “Sitaxentan” sodium is the spelling recognized by the World Health Organization for Encysive Pharmaceuticals’ sitaxsentan sodium.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are: unexpected delays in regulatory approval of Thelin™ by the FDA in the U.S. and our other products under development, including TBC3711; the unpredictability of the duration and results of regulatory review of new drug applications and investigational new drug applications by the FDA; decisions by the FDA regarding whether and when to approve our NDA for Thelin™;our estimate of the sufficiency of our existing capital resources; our ability to raise additional capital to fund cash requirements for future operations; the availability of sufficient funds to commercialize Thelin™ in the U.S. should it be approved by the FDA; market acceptance of Thelin™ in the EU and Australia and the actual rate of acceptance; the impact of reimbursement policies and governmental regulation of prices for Thelin™ in the EU and Australia; our inability to predict revenues from Thelin™ and our expense levels in 2007 and beyond; the ability of our subsidiary to repay the notes secured by royalties on the sales of Argatroban; our ability to obtain treaty relief from the U.K. withholding tax requirements; our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate; and our ability to discover new drugs in the future, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore you should not rely on any such forward-looking statements. Furthermore, Encysive undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.

ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)
(Unaudited)
Condensed Consolidated Summary of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$5,440	$5,579	$18,995	$14,006
Expenses
Cost of goods sold	80	—	94	—
Research and development	15,114	13,567	64,440	63,496
Sales and marketing	9,775	8,000	41,417	15,953
General and administrative	5,879	3,793	22,325	12,341

Total expenses	30,848	25,360	128,276	91,790

Operating loss	(25,408)	(19,781)	(109,281)	(77,784)
Investment income	581	1,399	3,811	4,683
Interest expense	(974)	(989)	(3,920)	(3,111)

Net loss from continuing operations	(25,801)	(19,371)	(109,390)	(76,212)
(Loss) income from discontinued operations	—	—	—	1,335

Loss before cumulative effect of change in accounting principle	(25,801)	(19,371)	(109,390)	74,877
Cumulative effect of change in accounting principle	—	—	107	—

Net loss	$(25,801)	$(19,371)	$(109,283)	$(74,877)

Net loss per common share (basic and diluted):	$(0.44)	$(0.33)	$(1.86)	$(1.29)

Weighted average common shares outstanding (basic and diluted):	59,297	58,201	58,630	57,959

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
ASSETS
Cash, cash equivalents, investments and accrued interest	$43,798	$127,913
Other assets	19,339	18,789

Total assets	$63,137	$146,702

LIABILITIES AND STOCKHOLDERS (DEFICIT) EQUITY
Current liabilities	$26,854	$26,151
Long-term debt	130,000	130,000
Deferred income	—	1,286
Stockholders’ deficit	(93,717)	(10,735)

Total liabilities and stockholders’ deficit	$63,137	$146,702